Exhibit 99.1

Corporate Headquarters

712 Fifth Avenue

New York, NY 10019

877.826.BLUE (2583)

www.bluerockresidential.com

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT (BRG) Announces

Termination of Offering of Series B Preferred Stock and Warrants

New York, NY (February 23, 2016) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (the “Company” or “BRG”) today announced the termination of its continuous offering to sell up to 150,000 units (the “Units”) consisting of 150,000 shares of Series B preferred stock and warrants to purchase 3,000,000 shares of Class A common stock (the “Offering”) in order to address terms of the securities in response to market advice. In conjunction with the termination, the Company also announced the termination of the Dealer Manager Agreement and Warrant Agreement related to the Offering. As a result of the termination, no Units will be issued in the Offering.

Bluerock Capital Markets, LLC was acting as dealer manager. The offering was being made pursuant to a shelf registration statement (File No. 333-200359) previously filed with and declared effective by the U.S. Securities and Exchange Commission (the “SEC”), a prospectus filed with the SEC on November 19, 2014, and a prospectus supplement filed with the SEC on December 17, 2015.

About Bluerock Residential Growth REIT, Inc.
Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice category. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. The Company generally invests with strategic regional partners, including some the best-regarded, private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is listed on the Russell 2000 and Russell 3000 Indexes. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact
(Media)
Josh Hoffman
(208) 475.2380
jhoffman@bluerockre.com